Exhibit 16.1

KPMG Audit Plc	Tel +44 (0) 20 7311 1000
Financial Services	Fax +44 (0) 20 7311 3311
15 Canada Square	DX 157460 Canary Wharf 5
Canary Wharf	phil.smart@kpmg.co.uk
London E14 5GL	Mobile +44 (0) 7802 608571
United Kingdom

Private & Confidential
Securities and Exchange Commission
Washington
D.C. 20549

Contact    Phil Smart
+44 (0) 20 7311 5134

February 5, 2015

Ladies and Gentlemen,
We are the accountants for Aspen Insurance Holdings Limited and subsidiaries and, under the date of February 20, 2014, we reported on the consolidated financial statements of Aspen Insurance Holdings Limited as of and for the years ended December 31, 2013, 2012 and 2011, and the effectiveness of internal control over financial reporting of Aspen Insurance Holdings Limited as of December 31, 2013. On February 4, 2015 and February 5, 2015, we notified the Audit Committee and Board of Directors of Aspen Insurance Holdings Limited, respectively, that we will decline to stand for re-election as the independent registered public accountants of Aspen Insurance Holdings Limited for the fiscal year ending December 31, 2015.

We have read Aspen Insurance Holdings Limited’s statements included under Item 4.01 of its Form 8-K to be filed on February 5, 2015, and we agree with such statements.

Yours faithfully,

/s/ KPMG Audit Plc

KPMG Audit Plc

KPMG Audit Plc, a UK public limited company and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Registered in England No 3110745 Registered office: 15 Canada Square, London, E14 5GL